EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE            May 4, 2003

Omaha, NE (BRK.A; BRK.B) — Berkshire Hathaway Inc.’s 2003 Annual Shareholders’ Meeting was held in Omaha, NE on May 3, 2003. At the meeting, Warren Buffett, Berkshire’s chairman and CEO, provided Berkshire shareholders with certain preliminary information regarding Berkshire’s results for the first quarter of 2003. The following is a summary of the preliminary information that Mr. Buffett presented at the meeting:

1.	Berkshire’s insurance operations generated a pre-tax underwriting profit of approximately $290 million, which is after deferred charge amortization of approximately $140 million.

2.	Float which represents an approximation of the net amount of liabilities due policyholders grew from December 31, 2002 by about $1.3 billion and as of March 31, 2003 approximated $42.5 billion.

3.	Premium volume at GEICO increased a little over 16% in the first quarter and approximately 17% for the month of April. GEICO had an underwriting profit of about 6% for the first quarter of 2003.

4.	Pre-tax operating earnings (i.e. pre-tax earnings before securities gains) will be approximately $1.7 billion for the first quarter of 2003.

5.	After-tax net earnings, including securities gains, will be approximately $1.7 billion.

6.	As of March 31, 2003, excluding Berkshire’s finance businesses, Berkshire had approximately $16.0 billion of cash and cash equivalents.

Berkshire’s complete first quarter interim shareholders’ report is scheduled to be posted on the Internet on Friday, May 9, 2003, where it can be accessed via www.berkshirehathaway.com.

Berkshire Hathaway Inc. and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis.

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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